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                                                                   Exhibit 10.31

                                   GUARANTEE


          In the event that NSSI Holdings Inc. transfers any of the shares of Class A Common Stock, Class B Common Stock or Series C Preferred Stock acquired pursuant to the Walker Agreement and the Synapse Agreement, Time Inc., a Delaware corporation, shall unconditionally and irrevocably guarantee the due performance and satisfaction by NSSI Holdings Inc. of all of the covenants, agreements and obligations of NSSI Holdings Inc. under the Indemnification Agreement dated as of May 17, 2000 (the "Agreement") among Synapse Group Inc., Mr. Jay S. Walker and NSSI Holdings, Inc.; provided, however, that in the event
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that any transferee of such shares of Class A Common Stock, Class B Common Stock or Series C Preferred Stock is an Affiliate of Time Inc., and has a net worth after such transfer at least equal to that of the Purchaser immediately prior to such transfer, Time Inc. may, in its discretion, in lieu of the foregoing guarantee, cause such transferee to agree to be bound by all of the covenants, agreements and obligations of NSSI Holdings Inc. under this Agreement in addition to the continuing obligations of NSSI Holdings Inc. Time Inc. hereby represents and warrants that, subject to receipt of the Time Board Approvals (as defined in the Walker Agreement), the foregoing is a valid and binding obligation of Time Inc., enforceable against Time Inc. in accordance with its terms.

          Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Agreement.


                         TIME INC.



                         By: /s/ Jeremy B. Koch
                             ------------------
                             Name:  Jeremy B. Koch
                             Title: Senior Vice President